EXHIBIT 10


                         AGREEMENT


     Technology Solutions Company, a Delaware corporation
doing business as TSC, and Jack N. Hayden ("Hayden") enter
into this agreement ("Agreement") as of   February 26, 1999.

     WHEREAS, Hayden has been employed by TSC since 1992 in various positions and pursuant to several employment agreements.
     WHEREAS, on January 19, 1996, Hayden executed his current employment agreement ("Employment Agreement") in which TSC agreed to employ him as an Executive Vice President.
     WHEREAS, Hayden resigned his position as Executive Vice President effective August 5, 1998, and entered into a letter of understanding ("Letter") pursuant to which he agreed, among other things, to continue to provide advisory services to TSC as a part-time employee. The Letter provided further that Hayden would terminate his employment with TSC on February 28, 1999.
     WHEREAS, Hayden and TSC have now agreed that he shall not terminate his employment with TSC.
     NOW THEREFORE, in consideration of the agreements and covenants contained in this Agreement, TSC and Hayden agree as follows:

1. Hayden will not terminate his employment with TSC effective February 28, 1999.

2. Hayden will continue his part time employment pursuant to the Letter until April 1, 1999 and on that date commence his full-time employment pursuant to the Employment
     Agreement subject to the following amendments:

    (a)  Hayden's position shall be changed to Group President.

    (b) Hayden's new base salary shall be $480 thousand per annum.


Technology Solutions Company             Jack N. Hayden


By: John T. Kohler                       JACK N. HAYDEN

Position: President & CEO_